UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2020

Avita Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39059	85-1021707
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28159 Avenue Stanford, Suite 220, Valencia, CA 91355		661.367.9170
(Address of principal executive offices, including Zip Code)		(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RCEL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

AVITA Therapeutics, Inc. (the “Company”) entered into an Executive Employment Agreement (the “Agreement”) with Kathy McGee, with an effective date of December 1, 2020 (the “Effective Date”) as described in Item 5.02 below, which description shall be incorporated into this Item 1.01.

The description of the terms of the Agreement is qualified in its entirety by the full text of the Agreement, filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2020, the Company announced the appointment of Kathy McGee as Chief Operating Officer, effective December 1, 2020. Ms. McGee joins the Company with over 25 years of biopharmaceutical and life sciences experience, most recently serving as President of CnA Consulting Group, which focuses on providing specialized consulting services to the life sciences industry. Prior to CnA Consulting, Ms. McGee was the Vice President of West Coast Operations at Shire Pharmaceuticals Regenerative Medicine Division, formerly Advanced BioHealing, where she was a part of the leadership team responsible for manufacturing operations, strategic planning, capital expansion, and real estate. At Advanced BioHealing, Ms. McGee served as the Senior Vice President of Operations and General Manager, with responsibility for the company’s manufacturing operations in La Jolla, CA. She has also held senior Operations leadership roles at Smith and Nephew and Advanced Tissue Sciences. She earned her Bachelor of Science in chemistry and mathematics from University College Galway Ireland, and holds a Master’s degree in Business and Management from Webster University.

A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Executive Employment Agreement

The Company entered into an employment agreement with Ms. McGee, effective as of December 1, 2020 (the “Agreement”) related to Ms. McGee’s service as the Company’s Chief Operating Officer. The Agreement has no specified term and will be on an at-will basis.

Base Salary. Ms. McGee will be paid an annual base salary of $345,000.00 per year, subject to applicable tax deductions and withholdings, beginning on the Effective Date of the Agreement and payable in regular installments in accordance with the customary payroll practices of the Company. Ms. McGee’s salary will be subject to annual review by the Company’s Board of Directors and may be increased in the sole discretion of the Board of Directors.

Annual Performance Bonus. In addition to the base salary, Ms. McGee shall be eligible to receive an annual performance bonus based upon the Company’s performance and Ms. McGee’s performance for the preceding year as measured against certain performance targets as mutually established. The annual performance bonus, if earned, shall be paid on or around the March timeframe of the following year. The amount of the annual performance bonus shall be 30% of Ms. McGee’s base salary. For 2020, Ms. McGee will be eligible to receive an annual performance bonus of up to 30% of the pro-rata share of the base salary (excluding any other bonus or compensation) Ms. McGee earned in 2020. For the annual performance bonus to be deemed earned, and in order to be eligible and entitled to receive any annual performance bonus payment, Ms. McGee must be employed by, and not have given notice of resignation to the Company, or have been given notice of termination by the Company at the time the annual performance bonus is determined and paid to Ms. McGee.

Relocation Expense. Ms. McGee shall be given a lump sum of $25,000 for housing and living expenses to relocate to the Los Angeles area, subject to applicable federal, state, local taxes and withholdings, which will be paid to Ms. McGee in her first payroll check. Ms. McGee will be required to reimburse the Company in full should she fail to relocate to the Los Angeles area within three (3) months of the Company announcing the date of the return to workplace following the current pandemic.

Equity. Subject to approval of the Company’s Board of Directors, Ms. McGee shall be eligible to receive options to purchase up to 128,000 shares of the Company’s common stock, which will vest as follows: 95,000 options will vest based upon Ms. McGee achieving certain established metrics as agreed upon between Ms. McGee and the Company’s Chief Executive Officer; 33,000 options will vest based on Ms. McGee’s continued employment with the Company at a rate of 8,250 per year for four (4) years, commencing with the first 8,250 option installment, which shall vest upon the completion of Ms. McGee’s first year of service. Any such equity grants shall be subject to the terms of a Share Option Agreement and the Company’s 2020 Omnibus Incentive Plan, which will be provided to Ms. McGee within 30 days of the Effective Date.

The description of the terms of the Agreement is qualified in its entirety by the full text of the Agreement, filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Executive Employment Agreement with Kathy McGee.

99.1	Press Release of AVITA Therapeutics, Inc. dated December 1, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2020

AVITA THERAPEUTICS, INC.

By:	/s/ Donna Shiroma
Name:	Donna Shiroma
Title:	General Counsel